EXHIBIT 8.1

LIST OF SUBSIDIARIES

NAME OF COMPANY	COUNTRY OF ORGANIZATION	DIRECT/INDIRECT OWNERSHIP PERCENTAGE
BEA Hotels NV	The Netherlands	100%
Elbit Medical Technologies Ltd.	Israel	93.47%
InSightec Ltd.	Israel	65.9% (1)
Gamida Cell Ltd.	Israel	31.6% (2)
Elbit Plaza India Real Estate Holdings Limited	Cyprus	50% (3)
Elbit Plaza USA, L.P.	USA	100% (4)
EPN GP, LLC	USA	43.3% (5)
EPN EDT Holding II	USA	43.3% (5)
EDT Retail Trust	Australia	57.1% (6)
Elbit Trade & Retail Ltd.	Israel	100%
Elbit Ultrasound (Luxembourg) S.a.r.l.	Luxembourg	100%
Plaza Centers N.V.	The Netherlands	62.36% (7)

(1)
54.77% on a fully diluted basis, including warrants granted by InSightec Ltd. contingent upon certain rates of return as well as certain options exercisable into InSightec Ltd.'s ordinary shares. Held through Elbit Medical Technologies Ltd.

(2)	Held through Elbit Medical Technologies Ltd.
(3)	We hold 47.5% of the shares in Elbit Plaza India Real Estate Holdings Limited directly, and an additional 47.5% through Plaza Centers N.V.
(4)	We hold 50% in Elbit Plaza USA, L.P. directly, and an additional 50% through Plaza Centers N.V.
(5)	Indirectly held through Elbit Plaza USA, L.P.
(6)	Indirectly held through EPN GP, LLC, in which we indirectly hold 43.3%.
(7)	Approximately 58% on a fully diluted basis.